UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
April 18, 2012
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
40 South Main Street, Memphis, TN	38103
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2012, Pinnacle Airlines Corp. (the “Company”) announced that Sean E. Menke was resigning from his positions as President, Chief Executive Officer and Director of the Company, effective June 1, 2012.

The Company also announced that John Spanjers was appointed to be the Company’s President and Chief Executive Officer, effective June 1, 2012.  Mr. Spanjers, age 57, has served as the Chief Operating Officer of the Company since October 1, 2011.  Prior to that, Mr. Spanjers served as President of Mesaba Aviation, Inc. (“Mesaba”), a wholly owned subsidiary of the Company, since 2002.  Mr. Spanjers joined Mesaba in 1999 as Vice President of Flight Operations.  Before joining Mesaba, Mr. Spanjers was the Director of Performance Engineering for Northwest Airlines, and held various other positions within the System Operations Control organization at Northwest since June 1998.  Prior to that, Mr. Spanjers held various operational positions within the regional and charter airline industry.  Mr. Spanjers received a Bachelor of Science degree from the University of Minnesota.

On April 19, 2012, the Company entered into a Management Compensation Agreement (the “Agreement”) with Mr. Spanjers, which replaces Mr. Spanjers’ previous agreement with the Company.

The term of the Agreement begins on June 1, 2012, and ends on the date Mr. Spanjers’ employment terminates.  The Agreement establishes the initial annual base salary of Mr. Spanjers at $525,000, subject to review on an annual basis.  Mr. Spanjers is eligible to participate in the Company’s Annual Bonus Program, and will participate in the Company’s Long-Term Incentive Program.  The Agreement provides that Mr. Spanjers is eligible to participate in the same benefit programs that the Company provides to its other employees or executive employees.

Upon the termination of Mr. Spanjers’ employment due to death or disability, the Company will pay Mr. Spanjers his accrued and unpaid base salary and all amounts due under the terms of any benefit plans.  In addition, Mr. Spanjers’ rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.

The Company may terminate Mr. Spanjers’ employment with or without cause, as defined in the Agreement.  If Mr. Spanjers is terminated for cause or if he voluntarily resigns, the Company will have no further obligations to Mr. Spanjers, other than accrued obligations and standard COBRA benefits.  If Mr. Spanjers is terminated without cause or resigns with good reason, as defined in the Agreement, the Company will pay Mr. Spanjers (i) any accrued obligations, including salary and bonus, and (ii) an amount equal to two times the sum of his base salary and target incentive bonus, in equal installments at regular pay intervals over 24 months.  In addition, Mr. Spanjers’ rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.  Finally, the Company will compensate Mr. Spanjers for any transition expenses in the amount of $60,000.  If Mr. Spanjers remains employed by the Company for six months following a change in control, Mr. Spanjers will be entitled to terminate his employment without good reason, but receive the payment and benefit obligations due in the case of his resignation with good reason.

The Agreement contains confidentiality, non-competition, and non-disparagement provisions.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.102 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the press release the Company issued to announce Mr. Spanjers’ appointment and Mr. Menke’s resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:
Exhibit Number	Description

10.102	Management Compensation Agreement dated April 19, 2012, between Pinnacle Airlines Corp. and John Spanjers

99.1	Press Release issued by Pinnacle Airlines Corp. dated April 19, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Vice President and General Counsel
April 19, 2012